INTRACOMPANY LOAN AGREEMENT

        THIS AGREEMENT (“Agreement”), is dated as of January 31, 2003 and is made by and between IA GLOBAL, INC., a Delaware corporation formerly known as Medium4.Com, Inc. (“Borrower”), and PBAA FUND LTD., an open ended limited liability investment company incorporated in the British Virgin Islands (“Lender”).

        WHEREAS, the Lender owns approximately 4,009,800 shares of the Common Stock of the Borrower, and, together with shares owned by certain other parties related to the Lender, is the majority shareholder of the Borrower;

        WHEREAS, the Lender has agreed to make a short-term working capital loan to the Borrower; and

        WHEREAS, the parties establish the terms and conditions applicable to said loan;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement and subject to the terms and conditions set forth in this Agreement, the parties hereby agree as follows:

SECTION 1. THE LOAN

1.1.     Loan Amount. The Lender agrees to loan to the Borrower the amount of One Hundred Million Japanese Yen (¥100,000,000) (the “Loan”), which Loan shall be evidenced by a Note in the form attached hereto as Exhibit “A” (the “Note”). The Loan shall be made on the terms and conditions set forth herein and in the Note. In the event of a conflict between the terms and conditions set forth in this Agreement and the terms and conditions set forth in the Note, the terms of the Note shall control.

1.2.     Disbursement of the Loan. The proceeds of the Loan shall be fully disbursed to the Borrower within five business days of the execution of this Agreement.

1.3.     Use of Proceeds. The Borrower shall use the proceeds of the Loan for general working capital purposes. Without the written permission of the Lender, the Borrower shall not directly or indirectly use and of the proceeds of the Loan for the repayment or retirement of indebtedness of the Borrower. The Borrower represents and warrants that it is not under any obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants to the Lender as follows:

2.1.     Capacity. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Borrower possesses all corporate powers and all other authorizations and licenses necessary to engage in its business and operations as now conducted, the failure to obtain or maintain which would have a material adverse effect on the Borrower.

2.2.     Authority. The execution, delivery and performance by the Borrower of this Agreement and the Note are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s certificate of incorporation or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower.

2.3.     No Consent Required. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Note which has not been duly made or obtained, except those (i) required in the ordinary course to comply with ongoing covenant obligations of the Borrower hereunder the performance of which is not yet due and (ii) that will, in the ordinary course of business in accordance with this Agreement, be duly made or obtained on or prior to the time or times the performance of such obligations shall be due.

2.4.     Execution, Delivery and Performance. This Agreement and the Note constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally or by general principles of equity.

2.5.     No Legal Proceedings. As of the date hereof, there is no action, suit or proceeding other than a pending, or to the knowledge of the Borrower threatened, against or involving the Borrower in any court, or before any arbitrator of any kind, or before or by any governmental body, which in the reasonable judgment of the Borrower (taking into account the exhaustion of all appeals) would have a material adverse effect on the financial condition of Borrower, and there is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or involving the Borrower in any court, or before any arbitrator of any kind, or before or by any governmental body, which in the reasonable judgment of the Borrower (taking into account the exhaustion of all appeals) would have a material adverse effect on the financial condition of the Borrower, or which purports to affect the legality, validity, binding effect or enforceability of this Agreement or the Note.

2.6.     Taxes. The Borrower has duly filed all tax returns required to be filed, and duly paid and discharged all taxes, assessments and governmental charges upon it or against its properties now due and payable, the failure to file or pay which, as applicable, would have a material adverse effect on the Borrower, unless and to the extent only that the same are being contested in good faith and by appropriate proceedings by the Borrower.

2.7.     Disclosure. The Borrower is not aware of any facts or circumstances which have not been disclosed in this Agreement or in the documents referred to in, or furnished to the Lender pursuant to, this Agreement which should be disclosed to Lender in order to make any of the representations in this SECTION 2 not materially misleading.

SECTION 3. COVENANTS OF BORROWER

The covenants of and restrictions imposed on the Borrower pursuant to this SECTION 3 shall continue in full force and effect until such time as the entire principal balance of the Note and all accrued interest thereon has been paid in accordance with its terms.

3.1.     Preservation Of Corporate Existence, Compliance With Laws, Etc The Borrower shall preserve and maintain its corporate existence, rights (charter and statutory) and material franchises and shall comply in all material respects, with all applicable laws, rules, regulations and orders (including all environmental laws and laws requiring payment of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings) the failure to comply with which would have a material adverse effect on the Borrower.

3.2.     Visitation Rights. At such reasonable times and intervals as the Lender may desire, the Borrower shall permit the Lender to visit the Borrower and to discuss the affairs, finances, accounts and mineral reserve performance of the Borrower and any of its subsidiaries with officers of the Borrower and independent certified public accountants of the Borrower and any of its subsidiaries, provided that if an Event of Default, or an event which with the giving of notice or the passage of time, or both, would become an Event of Default, has occurred and is continuing, the Lender may, in addition to the other provisions of this subsection (c) and at such reasonable times and intervals as the Lender may desire, visit and inspect, under guidance of officers of the Borrower, any properties significant to the consolidated operations of the Borrower and its subsidiaries, and to examine the books and records of account of the Borrower and any of its subsidiaries and to discuss the affairs, finances and accounts of any of the Borrower’s subsidiaries with any of the officers of such subsidiary.

3.3.     Books And Records. The Borrower shall keep, and cause each of its subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each subsidiary in accordance with generally accepted accounting principles either (i) consistently applied or (ii) applied in a changed manner that does not, under generally accepted accounting principles or public reporting requirements applicable to the Borrower, either require disclosure in the consolidated financial statements of the Borrower and its consolidated subsidiaries or require the consent of the accountants which report on such financial statements for the fiscal year in which such change shall have occurred, or (iii) applied in a changed manner not covered by clause (ii) above provided such change shall have been disclosed to the Lender and shall have been consented to by the accountants which report on the consolidated financial statements of the Borrower and its consolidated subsidiaries for the fiscal year in which such change shall have occurred.

3.4.     Financial Statements, Certificates and Information. The Borrower shall deliver the following:

(a)     Each year, as soon as available, and in any event within ninety (90) days after the last day of each fiscal year, complete consolidated financial statements, certified by an independent certified public accountants of recognized standing, selected by the Borrower and satisfactory to the Lender, covering the operations of the Borrower for such fiscal year and containing consolidated statements of income, stockholders’ equity and changes in financial position for such fiscal year, and a consolidated balance sheet of the Borrower as at the close of such fiscal year, each in comparative form with the preceding fiscal year.

(b)     As soon as available, but in any event within ten (10) days after the issuance thereof, copies of such registration statements, financial statements and reports as the Borrower shall send to its shareholders, and copies of all reports and documents that the Borrower may file with the Securities Exchange Commission or any similar or corresponding federal or state governmental securities commission, department or agency now existing or substituted therefor.

3.5.     No Subordination. The Loan shall rank senior to and shall not be subordinated to any future indebtedness debt of the Borrower.

3.6.     Limitation on Dividends and Distributions. Neither the Borrower nor any subsidiary of the Borrower other than a wholly-owned subsidiary, shall (i) declare or pay any dividends on any class of its capital stock, except dividends on its Common Stock payable solely in Common Stock of the Borrower; (ii) directly or indirectly or through any subsidiary or affiliate purchase, redeem or retire any of its capital stock or warrants or options for capital stock; or (iii) make any other distribution of any kind or character in respect of its capital stock.

3.7.     Other Negative Covenants. The Borrower will not, unless the Lender shall otherwise consent in writing:

(a)     Liens, Etc. (i) Create, assume or suffer to exist, or permit any subsidiary to create, assume or suffer to exist, any liens upon or with respect to any of the equity interests in any subsidiary, whether now owned or hereafter acquired, or (ii) create or assume, or permit any subsidiary to create or assume, any liens or security interest upon or with respect to any other assets material to the consolidated operations of the Borrower and its consolidated subsidiaries taken as a whole securing the payment of Loan.

(b)     Loan, Etc. Create, assume or suffer to exist, or permit any of its consolidated subsidiaries to create, assume or suffer to exist, any debt.

(c)     Sale, Etc. Of Assets. Sell, lease or otherwise transfer, or permit any subsidiary to sell, lease or otherwise transfer, assets constituting all or substantially all of the consolidated assets of the Borrower and its subsidiaries.

(d)     Issuance of Securities. Issuance any securities of the Borrower or any instruments convertible into securities of the Borrower.

(e)     Mergers, Etc. Merge or consolidate with any person, or permit any of its subsidiaries to merge or consolidate with any person.

SECTION 4. EVENTS OF DEFAULT

4.1.     Events of Default. The following events shall be deemed to be “Events of Default” under this Agreement and the Note:

(a)     The Borrower shall fail to pay any principal of the Note within two business days after the same shall be due, or any interest on the Note or any other amount payable hereunder within five business days after the same shall be due; or

(b)     Any representation or warranty made or deemed made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c)     The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Lender; or

(d)     The Borrower or any subsidiary shall fail to pay any debt (excluding debt evidenced by the Note) of the Borrower or such subsidiary (as the case may be) in an aggregate principal amount in excess of $10,000, or any installment of principal thereof or interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such debt; or any other default under any agreement or instrument relating to any such debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate the maturity of such debt; or

(e)     (i) The Borrower or any subsidiary shall (A) generally not pay its debts as such debts become due; or (B) admit in writing its inability to pay its debts generally; or (C) make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted or consented to by the Borrower or any such subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or (iii) any such proceeding shall have been instituted against the Borrower or any such subsidiary and either such proceeding shall not be stayed or dismissed for 60 consecutive days or any of the actions referred to above sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall occur; or (iv) the Borrower or any such subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)     Any judgment or order for the payment of money in excess of $10,000 and either (i) enforcement proceedings shall have been commenced and are continuing or have been completed by any creditor upon such judgment or order (other than any enforcement proceedings consisting of the mere obtaining and filing of a judgment lien or obtaining of a garnishment or similar order so long as no foreclosure, levy or similar process in respect of such lien, or payment over in respect of such garnishment or similar order, has commenced and is continuing or has been completed) or (ii) there shall be any period of 30 consecutive days during which a stay of execution or enforcement proceedings (other than those referred to in the parenthesis in clause (i) above) in respect of such judgment or order, by reason of a pending appeal, bonding or otherwise, shall not be in effect; or

(g)     Upon completion of, and pursuant to, a transaction, or a series of transactions (which may include prior acquisitions of capital stock of the Borrower in the open market or otherwise), involving a tender offer (i) a “person” (within the meaning of Section 13(d) of the US Securities Exchange Act of 1934) other than the Borrower, a subsidiary of the Borrower or any employee benefit plan maintained for employees of the Borrower and/or any of its subsidiaries or the trustee therefor, shall have acquired direct or indirect ownership of and paid for in excess of 50% of the outstanding capital stock of the Borrower entitled to vote in elections for directors of the Borrower and (ii) at any time before the later of (x) six months after the completion of such tender offer and (y) the next annual meeting of the shareholders of the Borrower following the completion of such tender offer more than half of the directors of the Borrower consists of individuals who (a) were not directors before the completion of such tender offer and (b) were not appointed, elected or nominated by the Board of Directors in office prior to the completion of such tender offer (other than any such appointment, election or nomination required or agreed to in connection with, or as a result of, the completion of such tender offer).

(h)     Effect of Event of Default. Upon the occurrence of any Event of Default, the Lender may, by notice to the Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 5. MISCELLANEOUS

5.1.     Amendements, Etc. An amendment or waiver of any provision of this Agreement or the Note, or a consent to any departure by the Borrower therefrom, shall be effective against the Lender and the holder of the Note if, but only if, it shall be in writing and signed by the Lender, and then such a waiver or consent shall be effective only in the specific instance and for the specific purpose for which given

5.2.     Notices, Etc. All notices and other communications provided for hereunder or under the Note shall be in writing and mailed by certified mail, return receipt requested and postage prepaid, or telecopied, telefaxed or otherwise teletransmitted, or delivered, if to the Borrower, at 533 Airport Blvd. Suite 401, Burlingame, CA 94010; if to the Lender, at 35F Atago Greenhills MORI Tower, 2-5-1 Atago, Minato-ku, Tokyo 105-6235 Japan; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective, (a) in the case of any notice or communication given by certified mail, when receipted for, (b) in the case of any notice or communication given by telecopy, telefax or other teletransmission, when confirmed by appropriate answerback, in each case addressed as aforesaid, and (c) in the case of any notice or communication delivered by hand or courier, when so delivered.

5.3.     No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under the Note preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

5.4.     Costs and Expenses; Indemnity.

(a)     Each party hereto shall pay all fees and out-of-pocket expenses incurred by it in connection with the preparation, execution and delivery of this Agreement, the Note and the other documents to be delivered hereunder.

(b)     THE BORROWER AGREES TO INDEMNIFY AND HOLD HARMLESS THE LENDER FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES AND EXPENSES (INCLUDING FEES AND DISBURSEMENTS OF COUNSEL) WHICH MAY BE INCURRED BY OR ASSERTED AGAINST THE LENDER IN CONNECTION WITH OR ARISING OUT OF ANY INVESTIGATION, LITIGATION, OR PROCEEDING (WHETHER OR NOT THE LENDER IS PARTY THERETO) RELATED TO ANY USE OR PROPOSED USE OF THE PROCEEDS OF THE DEBT BY THE BORROWER (EXCLUDING ANY CLAIMS, DAMAGES, LIABILITIES OR EXPENSES INCURRED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY TO BE INDEMNIFIED OR ITS EMPLOYEES, OR BY REASON OF ANY USE OR DISCLOSURE OF INFORMATION RELATING TO ANY SUCH ACQUISITION OR USE OR PROPOSED USE OF THE PROCEEDS BY THE PARTY TO BE INDEMNIFIED OR ITS EMPLOYEES).

(c)     Right of Set-off. Upon the declaration of the Note as due and payable pursuant to the provisions of Section 4.1, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section 5.4(c) are in addition to other rights and remedies (including other rights of set-off) which the Lender may have.

5.5.     Binding Effect. This Agreement and the Note shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

5.6.     Assignments. The Lender may assign to any person all or any portion of its rights and obligations under this Agreement and/or the Note provided such transfer is made in accordance with the Securities Act of 1933, as amended, and any applicable state securities laws.

5.7.     Consent to Jurisdiction. The Borrower hereby irrevocably submits to the jurisdiction of any Delware State or Federal court sitting in Wilmington and any appellate court from any thereof in any action or proceeding by the Lender or the holder of the Note in respect of, but only in respect of, any claims or causes of action arising out of or relating to this Agreement or the Note. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any aforementioned court.

5.8.     Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of the State of Delaware.

5.9.     Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5.10.     WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR ANY OTHER INSTRUMENT OR DOCUMENT FURNISHED PURSUANT HERETO OR IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LENDER IA GLOBAL, INC. BY: /S/ Alan Charles Margerison —————————————— Alan Charles Margerison CEO

LENDER PBAA FUND LTD., BY: /S/ Hiroki Isobe, —————————————— Hiroki Isobe, Director

EXHIBIT A

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES OF AMERICA SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE ACT.

IA GLOBAL, INC.

CONVERTIBLE PROMISSORY NOTE

January 31, 2003	¥100,000,000

FOR VALUE RECEIVED, IA GLOBAL, INC., a Delaware corporation formerly known as Medium4.Com, Inc. (“Borrower”), promises to pay to the order of PBAA FUND LTD., an open ended limited liability investment company incorporated in the British Virgin Islands, or the subsequent holder of this Note (“Holder”), the principal amount of One Hundred Million Japanese Yen (¥100,000,000) (the “Loan”), plus simple interest thereon from the date hereof until paid, at an interest rate, calculated on the basis of a 365-day year, of Four and One-Half Percent (4.5%) per annum, provided however, that from and after an Event of Default (as set forth in the Loan Agreement, as hereinafter defined), interest shall accrue at the Default Rate (as hereinafter defined). The Loan shall be due and payable as follows:

(a)

The entire principal amount of the Loan outstanding after any Permitted Prepayments (as hereinafter defined) shall be due and payable on January 31, 2004 (the “Initial Maturity Date”), provided, however, that the Borrower may at any time on or before January 31, 2004 request a one-year extension to the term of the Loan to January 31, 2005 (the “Deferred Maturity Date”), which the Holder may elect to grant in its sole and absolute discretion. In the event that the Borrower so requests such extension in writing by January 31, 2004, then payment of the principal amount of the Loan shall be automatically deferred until February 28, 2004, and no Event of Default shall deemed to have occurred with respect to the non-payment of the Loan until February 28, 2004.

(b)

Interest on the outstanding principal amount shall be due and payable on the Initial Maturity Date. If the Borrower has requested and the Holder has granted a one-year extension of the Loan to the Deferred Maturity Date, interest for such second year of term of the Loan shall be due and payable on the Deferred Maturity Date.

(c)

The Borrower shall be entitled to prepay the Loan at any time after March 31, 2003, provided that any prepayment must be made in multiples of ¥25,000,000 (each a “Permitted Prepayment”). Each Permitted Prepayment must be accompanied by interest accrued on the amount tendered for prepayment and a cash penalty for prepayment (“Prepayment Penalty”) calculated as follows: the amount of the Permitted Prepayment multiplied by .0000547945205479452 multiplied by the number of days elapsed from January 31, 2003 to the date the Permitted Prepayment is made. From and after the Initial Maturity Date, no Prepayment Penalty will be due on any payments of principal hereunder. Other than as described in this paragraph, the Loan may not be prepaid prior to the Initial Maturity Date without the prior written consent of the Holder.

(d)	All payments hereunder shall be applied first to accrued interest and then to outstanding principal.

(e)	No payment of principal or interest shall be required to the extent that such principal and interest is or has been converted into equity securities of the Borrower pursuant to the terms hereof.

This Note is issued pursuant to the terms set forth in that certain Intracompany Loan Agreement of even date herewith between the Borrower and the Holder (the “Loan Agreement”), to which reference is made for additional rights and obligations of the Holder and the Borrower applicable to the Loan and this Note. The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

SECTION 1. DEFINITIONS.

As used in this Note, the following terms, unless the context otherwise requires, have the following meanings (capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Loan Agreement):

1.1.     “Base Date” shall mean January 31, 2003.

1.2.     “Common Stock” shall mean the Common Stock of the Borrower, par value $.01 per share.

1.3.     “Default Rate” shall mean the interest rate equal to the lesser of (i) eighteen percent (18%) or (ii) the maximum rate permitted by applicable law.

1.4.     “Conversion Shares” shall mean the shares of such class or series of the capital stock of the Borrower into which this Note shall be convertible at anytime and from time to time.

1.5.     “Initial Maturity Date” shall mean January 31, 2004.

1.6.     “Deferred Maturity Date” shall mean January 31, 2005.

1.7.     “Holder” shall mean any person who shall at the time be the holder of this Note.

SECTION 2. CONVERSION.

2.1.     Option to Convert. On and after the Initial Maturity Date and until the entire principal amount of the Loan and all interest due thereon has been paid, the Holder of this Note shall have the right, at any time and from time to time, at the option of the Holder and in its sole discretion, to convert the then-outstanding principal amount of this Note and any then-unpaid and outstanding interest, penalties or fees due the Holder pursuant to this Note, into shares of the Common Stock of the Borrower as described in this SECTION 2 (“Conversion Right”). The Conversion Right shall be exercised by written notice from the Holder to the Borrower (the “Conversion Notice”) specifying the amount of the Loan to be converted. This Note shall be canceled on the date of exercise of a Conversion Right to the extent of the amount of the Loan converted and the Holder shall surrender this Note at the principal office of the Borrower on such date for cancellation or annotation (as applicable).

2.2.     Conversion Price. The price applicable to the Conversion Right (the “Conversion Price”), per share of Common Stock into which the Loan or any part thereof is so converted, shall be the Japanese Yen Equivalent of 80% of the average of the US Dollar closing trading price of the Common Stock on the American Stock Exchange in the twenty (20) consecutive trading days immediately prior to the date of the Conversion Notice, or, if the Common Stock is not then traded on the American Stock Exchange, the closing bid price for the Common Stock as reported by the National Association of Securities Dealers Automated Quotation System Inc. or such other primary exchange or stock bulletin board on which the Common Stock is traded. For the purposes of calculating the Conversion Price, the Yen equivalent of any US Dollar amount shall be calculated using the average of the Japanese Yen/US Dollar exchange rate published in the Asian Wall Street Journal in the twenty (20) consecutive trading days immediately prior to the Conversion Notice.

2.3.     Adjustment to Shares Subject to Conversion Right; Adjustment to Conversion Price.

(a)     In case at any time or from time to time after the Base Date the stockholders of the Borrower shall have received (or on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive without payment therefor): (a) other or additional securities or property (other than cash) by way of dividend, (b) any cash paid or payable except out of earned surplus of the Borrower at the Base Date as increased (decreased) by subsequent credits (charges) thereto (other than credits in respect of any capital or paid-in surplus or surplus created as a result of a revaluation of property) or (c) other or additional (or less) securities or property (including cash) by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement, then, and in each such case, the Holder, upon the exercise of a Conversion Right hereunder, shall be entitled to receive the amount of securities and property (as applicable) which the Holder would hold on the date of such exercise if on the Base Date it had been the holder of record of the number of shares of Common Stock (as constituted on the Base Date), subscribed for upon such exercise and had thereafter, during the period from the Base Date to and including the date of such exercise, retained such shares and/or all other additional (or less) securities and property (including cash in the cases referred to in clauses (b) and (c) above) receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by SECTION 2.3(b) below.

(b)     In case of any reorganization of the Borrower (or any other corporation, the securities of which are at the time receivable on the exercise of a Conversion Right hereunder) after the Base Date or in case after such date the Borrower (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then, and in each such case, the Holder upon the exercise of a Conversion Right hereunder at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the securities and property receivable upon the exercise of a Conversion Right hereunder prior to such consummation, the securities or property to which the Holder would have been entitled upon such consummation if the Holder had exercised a Conversion Right immediately prior thereto, all subject to further adjustment as provided in SECTION 2.3(a) above; in each such case, the terms of this Note shall be applicable to the securities or property receivable upon the exercise of a Conversion Right hereunder after such consummation.

2.4.     Condition Precedent to Issuance of Common Stock. The Conversion Right granted by this Note shall not be exercisable either in whole or in part unless and until the holders of Borrower’s Common Stock shall have voted upon and approved the granting of such Conversion Right, if such approval is required by the Rules and Regulations of the American Stock Exchange.

2.5.     Issuance of Stock on Conversion. As soon as practicable after a conversion of this Note, the Borrower at its expense will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the number of shares of Common Stock (or other applicable class or series of the capital stock of the Borrower) to which the Holder shall be entitled on such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel for the Borrower), together with any other securities and property, if any, to which the Holder is entitled on such conversion under the terms of this Note.

SECTION 3. RESERVATION OF STOCK.

The Borrower shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock (or such other shares into which this Note shall be convertible), solely for the purpose of effecting the conversion of the Note, such number of its shares as shall from time to time be sufficient to effect the conversion of this Note. If at any time the number of authorized but unissued shares shall not be sufficient to effect the conversion of this Note then, the Borrower will take such corporate action as in the opinion of its counsel may be necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purpose, including without limitation, engaging in best efforts to obtain the requisite stockholder approval.

SECTION 4. EVENTS OF DEFAULT.

Upon the occurrence of any Event of Default as set forth in the Loan Agreement, the Borrower shall be entitled to the rights and remedies described in the Loan Agreement.

SECTION 5. SALE OR TRANSFER OF THE NOTE; LEGEND.

Neither this Note nor the Conversion Shares, nor any participation therein or right to acquire the same, may be sold or transferred unless either (i) they first shall been have registered under the Act and any applicable state securities laws and such sale is made in accordance with, and pursuant to, such registration statement, or (ii) the Borrower first shall have been furnished with an opinion of legal counsel reasonably satisfactory to the Borrower to the effect that such sale or transfer is exempt from the registration requirements of the Act and such state laws. Notwithstanding the foregoing, this Note may be transferred by the original Holder hereof to any of its affiliates without the requirement of an opinion of legal counsel, so long as such transfer is in compliance with federal and state securities laws. Each certificate representing any participation in this Note or Conversion Shares that have not been registered and that have not been sold pursuant to an exemption that permits removal of the legend shall bear a legend referring to such restrictions on transfer, substantially in the form of the legend affixed to this Note. Upon the request of a holder of a certificate representing any Conversion Shares, the Borrower shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if, with such request, the Borrower shall have received either (x) an opinion of counsel reasonably satisfactory to the Borrower to the effect that such legend may be removed from such certificate or (y) if Rule 144 or a substantially similar successor rule remains in force and effect, representations from the Holder that such Holder is not then, and, has not been during the preceding three months, an affiliate of the Borrower and that such Holder has beneficially owned the security (within the meaning of Rule 144) for twelve (12) months or more (or such other period as may then be specified in Rule 144). All rights and obligations of the Borrower and the Holder shall be binding upon and benefit the successors, assigns, heirs, and administrators of the parties.

SECTION 6. MISCELLANEOUS.

6.1.     Documentary Stamps. The Borrower will pay for and affix all documentary stamps required by the laws of the State of Delaware and will also pay all documentary stamp and other intangible taxes incurred as a result thereof.

6.2.     Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of the Borrower and the Holder.

6.3.     Replacement. Upon receipt of evidence reasonably satisfactory to the Borrower (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft or destruction, upon receipt of an unsecured indemnity from the holder reasonably satisfactory to the Borrower or, in the case of such mutilation upon surrender of this Note, the Borrower will at its expense execute and deliver in lieu of this Note a new Note of like kind representing the terms and provisions represented by such lost, stolen, destroyed or mutilated Note and dated the date of such lost, stolen, destroyed or mutilated Note. The Borrower shall also issue a new Note of like kind upon a partial conversion of this Note pursuant to SECTION 2 above, which such new Note shall be dated the date of such partial conversion and represent the Loan not converted.

6.4.     Governing Law. This Note shall be governed by the laws of the State of Delaware in the United States of America applicable to contracts between Delaware residents wholly to be performed in Delaware.

6.5.     Fees. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated.

[Signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be issued as of the date first above written.

BORROWER IA GLOBAL, INC. BY: /S/ Alan Charles Margerison —————————————— Alan Charles Margerison CEO

LENDER PBAA FUND LTD. BY: /S/ Hiroki Isobe —————————————— Hiroki Isobe Director